UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Comera Life Sciences Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	87-4706968
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12 Gill Street

Suite 4650

Woburn, MA 01801

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:

333-263377.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.

Description of Registrant’s Securities to be Registered.

Common Stock

A description of the common stock to be registered hereunder is contained in the section entitled “Description of Holdco Securities” in the Prospectus included in Comera Life Sciences Holdings, Inc.’s (the “Registrant”) Registration Statement on Form S-4 (Registration No. 333-263377) initially filed with the Securities and Exchange Commission on March 9, 2022, as amended from time to time (the “Registration Statement”). This information is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are filed subsequently to the Registration Statement are hereby also incorporated by reference herein.

Warrants

Warrant Agreement and Assignment, Assumption and Amendment Agreement. Pursuant to the Assignment, Assumption and Amendment Agreement, between OTR Acquisition Corp. (“OTR”), the Registrant and Continental Stock Transfer & Trust Company, OTR will assign to the Registrant all of OTR’s right, title and interest in that certain warrant agreement dated November 17, 2020 by and between OTR and Continental Stock Transfer & Trust Company (the “existing SPAC Warrant Agreement”) and the Registrant will assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of OTR’s liabilities and obligations under the existing SPAC Warrant Agreement arising from and after the closing date of the business combination between OTR and the Registrant (the “Business Combination”).

Exercisability. Each warrant is exercisable for one share of common stock of the Registrant and only whole warrants are exercisable. The exercise price of the warrants is $11.50 per share, subject to adjustment as described in the existing SPAC Warrant Agreement. A warrant may be exercised only during the period commencing 30 days after the consummation of the Business Combination, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the redemption date as provided in the existing SPAC Warrant Agreement, or (z) the liquidation of the Registrant.

Redemptions of Public Warrants for Cash. pursuant to the existing SPAC Warrant Agreement, once the public warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Registrant’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the existing SPAC Warrant Agreement.

Private Placement Warrants. The private warrants are identical to the public warrants in all material respects, except that the private warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by the Registrant so long as they are held by the sponsor or its permitted transferees. The sponsor, or its permitted transferees, has the option to exercise the private warrants on a cashless basis. If the private warrants are held by holders other than the sponsor or its permitted transferees, the private warrants will be redeemable by the Registrant in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

The foregoing description of the warrants is qualified in its entirety by reference to the full text of the existing SPAC Warrant Agreement, filed hereto as Exhibit 4.1, and the Form of Assignment, Assumption and Amendment Agreement, filed hereto as Exhibit 4.2.

Item 2.     Exhibits.

4.1	Warrant Agreement Dated November 17, 2020 by and between OTR Acquisition Corp. and Continental Stock Transfer & Trust Company*

4.2	Form of Assignment, Assumption and Amendment Agreement**

*	Incorporated by reference to Exhibit 4.4 of the Registrant’s Registration Statement on Form S-4 (333-263377) initially filed with the SEC on March 9, 2022.

**	Incorporated by reference to Exhibit 4.5 of the Registrant’s Registration Statement on Form S-4 (333-263377) initially filed with the SEC on March 9, 2022.

Pursuant to the Instructions as to Exhibits for Form 8-A, no other exhibits are required to be filed herewith or incorporated by reference, because no other securities of the Registrant are registered on the Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 19, 2022	COMERA LIFE SCIENCES HOLDINGS, INC.

	By:	/s/ Jeffrey Hackman
	Name:	Jeffrey Hackman
	Title:	Chief Executive Officer

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